Exhibit 99.1

Bank of the Ozarks, Inc. Announces Fourth Quarter and Full Year 2013 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 16, 2014--Bank of the Ozarks, Inc. (NASDAQ:OZRK) today announced that net income for the fourth quarter of 2013 was $24.4 million, an 18.1% increase from $20.7 million for the fourth quarter of 2012. Diluted earnings per common share for the fourth quarter of 2013 were $0.66, an 11.9% increase from $0.59 for the fourth quarter of 2012.

For the full year of 2013, net income totaled $87.1 million, a 13.1% increase from $77.0 million for the full year of 2012. Diluted earnings per common share for 2013 were $2.41, a 9.0% increase from $2.21 for 2012.

The Company’s results for 2013 included the July 31, 2013 acquisition of The First National Bank of Shelby (“FNB Shelby”) in Shelby, North Carolina. This acquisition resulted in bargain purchase gain, net of acquisition and conversion costs, of approximately $0.2 million after applicable taxes during the third quarter of 2013. The Company’s results for the fourth quarter and full year of 2012 included bargain purchase gain, net of acquisition and conversion costs, of approximately $1.1 million after applicable taxes as a result of the acquisition of Genala Banc, Inc. (“Genala”).

The Company’s annualized returns on average assets and average common stockholders’ equity for the fourth quarter of 2013 were 2.02% and 15.73%, respectively, compared to 2.15% and 16.99%, respectively, for the fourth quarter of 2012. Returns on average assets and average common stockholders’ equity for the full year of 2013 were 2.04% and 15.60%, respectively, compared to 2.04% and 16.80%, respectively, for 2012.

Loans and leases, excluding loans covered by FDIC loss share agreements (“covered loans”) and purchased loans not covered by loss share (“purchased non-covered loans”), were $2.63 billion at December 31, 2013, a 24.4% increase from $2.12 billion at December 31, 2012. Including covered loans and purchased non-covered loans, total loans and leases were $3.36 billion at December 31, 2013, a 21.9% increase from $2.75 billion at December 31, 2012.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are pleased to report our excellent fourth quarter results. Highlights of the quarter included stellar asset quality and another quarter of excellent loan and lease growth. Our capabilities to generate loan and lease growth have been clearly evident this year. Our balance of loans and leases outstanding, excluding covered loans and purchased non-covered loans, increased $110 million in the quarter just ended and $517 million for the full year of 2013. Our unfunded balance of closed loans increased $78 million during the fourth quarter, growing to $1.21 billion at December 31, 2013 compared to $1.13 billion at September 30, 2013 and $769 million at December 31, 2012.”

Deposits were $3.72 billion at December 31, 2013, a 19.9% increase compared to $3.10 billion at December 31, 2012.

Total assets were $4.79 billion at December 31, 2013, an 18.5% increase compared to $4.04 billion at December 31, 2012.

Common stockholders’ equity was $625 million at December 31, 2013, a 23.1% increase from $508 million at December 31, 2012. Book value per common share was $16.96 at December 31, 2013, a 17.9% increase from $14.39 at December 31, 2012. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, stock consideration issued in connection with the Company’s acquisitions and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets increased to 13.06% at December 31, 2013, compared to 12.57% at December 31, 2012. Its ratio of tangible common stockholders’ equity to tangible total assets increased to 12.71% at December 31, 2013, compared to 12.31% at December 31, 2012. The calculation of the Company’s ratio of tangible common stockholders’ equity to tangible total assets and the reconciliation to generally accepted accounting principles (“GAAP”) is included in the accompanying schedules to this press release.

NET INTEREST INCOME

Net interest income for the fourth quarter of 2013 was $55.3 million, an increase of 26.3% from $43.8 million for the fourth quarter of 2012. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.63% in the fourth quarter of 2013, a 21 basis point decrease from 5.84% in the fourth quarter of 2012, but an eight basis point increase from 5.55% in the third quarter of 2013. Average earning assets were $4.06 billion in the fourth quarter of 2013, a 30.3% increase from $3.12 billion in the fourth quarter of 2012.

Net interest income for the full year of 2013 was $193.5 million, an 11.0% increase from $174.3 million for the full year of 2012. The Company’s net interest margin (FTE) for 2013 was 5.63%, a 28 basis point decrease from 5.91% for 2012. Average earning assets were $3.59 billion for 2013, a 16.0% increase from $3.09 billion for 2012.

NON-INTEREST INCOME

Non-interest income for the fourth quarter of 2013 was $18.6 million, a 1.4% decrease from $18.8 million for the fourth quarter of 2012. Results for the fourth quarter of 2012 included a pre-tax bargain purchase gain of $2.4 million on the Genala acquisition.

Non-interest income for the full year of 2013 was $71.9 million, a 14.4% increase from $62.9 million for 2012. Results for the full year of 2013 included a pre-tax bargain purchase gain of $1.06 million on the FNB Shelby acquisition, and results for the full year of 2012 included the pre-tax bargain purchase gain of $2.4 million on the Genala acquisition.

Service charges on deposit accounts were a record $6.03 million in the fourth quarter of 2013, a 25.7% increase from $4.80 million in the fourth quarter of 2012. Service charges on deposit accounts were a record $21.6 million for the full year of 2013, an 11.6% increase from $19.4 million for the full year of 2012.

Mortgage lending income was $0.97 million in the fourth quarter of 2013, a decrease of 34.8% from $1.48 million in the fourth quarter of 2012. Mortgage lending income was $5.63 million for the full year of 2013, a 0.8% increase from $5.58 million for 2012.

Trust income was a record $1.29 million for the fourth quarter of 2013, an increase of 38.9% from $0.93 million for the fourth quarter of 2012. Trust income was a record $4.10 million for the full year of 2013, an increase of 18.6% from $3.46 million for 2012.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $0.90 million in the fourth quarter of 2013, a decrease of 32.6% from $1.34 million in the fourth quarter of 2012. For the full year of 2013, income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, was $7.17 million, a decrease of 2.8% from $7.38 million in 2012.

Other income from loss share and purchased non-covered loans was $4.83 million in the fourth quarter of 2013 compared to $3.19 million in the fourth quarter of 2012. Other income from loss share and purchased non-covered loans was $13.2 million for the full year of 2013 compared to $10.6 million in 2012.

Net gains on sales of other assets were $1.80 million in the fourth quarter of 2013 compared to $2.43 million in the fourth quarter of 2012. Net gains on sales of other assets were $9.39 million for the full year of 2013 compared to $6.81 million in 2012. The net gains on sales of other assets in each of these periods were primarily due to net gains on sales of foreclosed assets covered by FDIC loss share agreements.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2013 was $34.7 million, an increase of 16.2% from $29.9 million for the fourth quarter of 2012. There were no acquisition and conversion costs in the fourth quarter of 2013, compared to $0.6 million of such costs in the fourth quarter of 2012.

The Company’s efficiency ratio for the fourth quarter of 2013 was 45.5% compared to 46.3% for the fourth quarter of 2012.

Non-interest expense for the full year of 2013 was $126.1 million, an increase of 10.1% from $114.5 million for 2012. Non-interest expense for 2013 included acquisition and conversion costs of approximately $1.4 million, compared to $0.6 million of such costs in 2012.

The Company’s efficiency ratio for 2013 was 46.0% compared to 46.6% for 2012.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At December 31, 2013, the carrying value of covered loans was $352 million, foreclosed assets covered by loss share was $38 million and the FDIC loss share receivable was $72 million. At December 31, 2012, the carrying value of covered loans was $596 million, foreclosed assets covered by loss share was $53 million and the FDIC loss share receivable was $152 million.

Purchased non-covered loans include a small volume of non-covered loans acquired in FDIC-assisted acquisitions and loans acquired in the Genala and FNB Shelby acquisitions. Purchased non-covered loans that contain evidence of credit deterioration on the date of purchase are initially recorded at fair value and are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. Other purchased non-covered loans are initially recorded at fair value on the date of purchase and are presented in the Company’s financial reports at their initial fair value, adjusted for subsequent advances, pay downs, amortization or accretion of any premium or discount on purchase, charge-offs and any other adjustments to carrying value. The carrying value of purchased non-covered loans was $373 million at December 31, 2013 and $42 million at December 31, 2012.

Excluding covered loans and purchased non-covered loans, nonperforming loans and leases as a percent of total loans and leases improved to 0.33% at December 31, 2013 compared to 0.43% at December 31, 2012 and 0.41% at September 30, 2013.

Excluding covered loans, purchased non-covered loans and foreclosed assets covered by loss share, nonperforming assets as a percent of total assets improved to 0.43% at December 31, 2013 compared to 0.57% at December 31, 2012 and 0.47% at September 30, 2013.

Excluding covered loans and purchased non-covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to 0.45% at December 31, 2013 compared to 0.73% at December 31, 2012 and 0.54% at September 30, 2013.

The Company’s net charge-offs for the fourth quarter of 2013 were $1.6 million compared to $2.5 million for the fourth quarter of 2012. The Company’s net charge-offs for the fourth quarter of 2013 included $0.9 million for non-covered loans and leases and $0.7 million for covered loans. The Company’s net charge-offs for the fourth quarter of 2012 included $1.5 million for non-covered loans and leases and $1.0 million for covered loans. Net charge-offs for covered loans are reported net of applicable FDIC loss share receivable amounts.

The Company’s annualized net charge-off ratio for its non-covered loans and leases was 0.12% for the fourth quarter of 2013 compared to 0.28% for the fourth quarter of 2012 and 0.09% for the third quarter of 2013. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, was 0.18% for the fourth quarter of 2013 compared to 0.37% for the fourth quarter of 2012 and 0.19% for the third quarter of 2013.

The Company’s net charge-offs for the full year of 2013 were $7.9 million compared to $12.2 million for 2012. The Company’s net charge-offs for 2013 included $3.2 million for non-covered loans and leases and $4.7 million for covered loans. The Company’s net charge-offs for 2012 included $6.0 million for non-covered loans and leases and $6.2 million for covered loans.

The Company’s net charge-off ratio for its non-covered loans and leases was 0.13% for the full year of 2013 compared to 0.30% for 2012. The Company’s net charge-off ratio for all loans and leases, including covered loans, was 0.26% for 2013 compared to 0.46% for 2012.

For the fourth quarter of 2013, the Company’s provision for loan and lease losses was $2.9 million, which included $2.2 million for non-covered loans and leases and $0.7 million for covered loans. For the fourth quarter of 2012, the Company’s provision for loan and lease losses was $2.5 million, which included $1.5 million for non-covered loans and leases and $1.0 million for covered loans.

For the full year of 2013, the Company’s provision for loan and lease losses was $12.1 million, which included $7.4 million for non-covered loans and leases and $4.7 million for covered loans. For the full year of 2012, the Company’s provision for loan and lease losses was $11.7 million, which included $5.5 million for non-covered loans and leases and $6.2 million for covered loans.

The Company’s allowance for loan and lease losses was $42.9 million at December 31, 2013, compared to $38.7 million at December 31, 2012, and $41.7 million at September 30, 2013. The Company had no allowance for covered loans or purchased non-covered loans at December 31, 2013 or 2012 or September 30, 2013. The Company’s allowance for loan and lease losses as a percentage of total loans and leases, excluding covered loans and purchased non-covered loans, was 1.63% at December 31, 2013, compared to 1.83% at December 31, 2012, and 1.65% at September 30, 2013.

PROPOSED TRANSACTION

On December 9, 2013, the Company entered into a definitive agreement and plan of merger with Bancshares, Inc. (“Bancshares”) in Houston, Texas, pursuant to which the Company expects to acquire all of the outstanding common stock of Bancshares in a cash transaction valued at approximately $23 million, subject to potential adjustments. Bancshares, through its wholly-owned bank subsidiary, OMNIBANK, N.A., operates eight offices in Houston, Austin, Cedar Park, Lockhart and San Antonio, Texas. OMNIBANK, N.A. was established in 1954 and, at September 30, 2013, had approximately $301 million in total assets, $169 million in loans and $269 million in deposits. Completion of the transaction is subject to certain closing conditions, including customary regulatory approvals and approval of the shareholders of Bancshares.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CST (11:00 a.m. EST) on Friday, January 17, 2013. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-299-7209 up to ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 3160313. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

NON-GAAP FINANCIAL MEASURES

This press release contains certain non-GAAP capital ratios. The Company’s management uses these non-GAAP financial measures as the principal measure of the strength of its capital. These measures typically adjust GAAP financial measures to exclude intangible assets. Since the presentation of these GAAP financial measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included in the table at the end of this release.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain “forward looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those projected in such forward looking statements. These risks, uncertainties, and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into and/or close additional FDIC-assisted or traditional acquisitions; problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to achieve growth in loans, leases and deposits, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of any such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and its most recent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 132 offices, including 66 Arkansas offices, 28 Georgia offices, 15 North Carolina offices, 14 Texas offices, four Florida offices, three Alabama offices and one office each in South Carolina and New York. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Years Ended
	December 31,			December 31,
	2013	2012	% Change	2013	2012	% Change
Income statement data:
Net interest income	$55,282	$43,771	26.3%	$193,519	$174,346	11.0%
Provision for loan and lease losses	2,863	2,533	13.0	12,075	11,745	2.8
Non-interest income	18,592	18,848	(1.4)	71,937	62,860	14.4
Non-interest expense	34,728	29,891	16.2	126,069	114,462	10.1
Net income available to common stockholders	24,398	20,667	18.1	87,135	77,044	13.1

Common stock data:
Net income per share – diluted	$0.66	$0.59	11.9%	$2.41	$2.21	9.0%
Net income per share – basic	0.66	0.59	11.9	2.42	2.22	9.0
Cash dividends per share	0.21	0.14	50.0	0.72	0.50	44.0
Book value per share	16.96	14.39	17.9	16.96	14.39	17.9
Diluted shares outstanding (thousands)	37,150	35,096		36,201	34,888
End of period shares outstanding (thousands)	36,856	35,272		36,856	35,272

Balance sheet data at period end:
Assets	$4,787,068	$4,040,207	18.5%	$4,787,068	$4,040,207	18.5%
Loans and leases	2,632,565	2,115,834	24.4	2,632,565	2,115,834	24.4
Purchased loans not covered by loss share	372,723	41,534	797.4	372,723	41,534	797.4
Loans covered by loss share	351,791	596,239	(41.0)	351,791	596,239	(41.0)
Allowance for loan and lease losses	42,945	38,738	10.9	42,945	38,738	10.9
Foreclosed assets covered by loss share	37,960	52,951	(28.3)	37,960	52,951	(28.3)
FDIC loss share receivable	71,854	152,198	(52.8)	71,854	152,198	(52.8)
Investment securities	669,384	494,266	35.4	669,384	494,266	35.4
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	13,915	6,584	111.3	13,915	6,584	111.3
Deposits	3,717,027	3,101,055	19.9	3,717,027	3,101,055	19.9
Repurchase agreements with customers	53,103	29,550	79.7	53,103	29,550	79.7
Other borrowings	280,895	280,763	0.1	280,895	280,763	0.1
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	624,958	507,664	23.1	624,958	507,664	23.1
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	(3,672)	10,783		(3,672)	10,783
Loan and lease, including covered loans and purchased non-covered loans, to deposit ratio	90.32%	88.80%		90.32%	88.80%

Selected ratios:
Return on average assets*	2.02%	2.15%		2.04%	2.04%
Return on average common stockholders’ equity*	15.73	16.99		15.60	16.80
Average common equity to total average assets	12.87	12.68		13.09	12.13
Net interest margin – FTE*	5.63	5.84		5.63	5.91
Efficiency ratio	45.55	46.25		46.00	46.58
Net charge-offs to average loans and leases*(1)	0.12	0.28		0.13	0.30
Nonperforming loans and leases to total loans and leases(2)	0.33	0.43		0.33	0.43
Nonperforming assets to total assets(2)	0.43	0.57		0.43	0.57
Allowance for loan and lease losses to total loans and leases(2)	1.63	1.83		1.63	1.83

Other information:
Non-accrual loans and leases(2)	$8,737	$9,109		$8,737	$9,109
Accruing loans and leases – 90 days past due(2)	-	-		-	-
Troubled and restructured loans and leases(2)	-	-		-	-
ORE and repossessions(2)	11,851	13,924		11,851	13,924
Impaired covered loans	46,179	38,463		46,179	38,463
Impaired purchased non-covered loans	-	-		-	-
*Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	3/31/12	6/30/12	9/30/12	12/31/12	3/31/13	6/30/13	9/30/13	12/31/13
Earnings Summary:
Net interest income	$43,833	$42,298	$44,444	$43,771	$44,139	$43,465	$50,633	$55,282
Federal tax (FTE) adjustment	2,288	2,151	2,087	2,009	2,020	2,076	2,161	2,372
Net interest income (FTE)	46,121	44,449	46,531	45,780	46,159	45,541	52,794	57,654
Provision for loan and lease losses	(3,076)	(3,055)	(3,080)	(2,533)	(2,728)	(2,666)	(3,818)	(2,863)
Non-interest income	13,810	15,710	14,491	18,848	16,357	18,987	18,000	18,592
Non-interest expense	(28,607)	(27,282)	(28,682)	(29,891)	(29,231)	(29,901)	(32,208)	(34,728)
Pretax income (FTE)	28,248	29,822	29,260	32,204	30,557	31,961	34,768	38,655
FTE adjustment	(2,288)	(2,151)	(2,087)	(2,009)	(2,020)	(2,076)	(2,161)	(2,372)
Provision for income taxes	(7,950)	(8,584)	(7,883)	(9,519)	(8,526)	(9,506)	(10,224)	(11,893)
Noncontrolling interest	(1)	5	(15)	(9)	(11)	8	(33)	8
Net income available to common stockholders	$18,009	$19,092	$19,275	$20,667	$20,000	$20,387	$22,350	$24,398
Earnings per common share – diluted	$0.52	$0.55	$0.55	$0.59	$0.56	$0.57	$0.61	$0.66

Non-interest Income:
Service charges on deposit accounts	$4,693	$4,908	$5,000	$4,799	$4,722	$5,074	$5,817	$6,031
Mortgage lending income	1,101	1,328	1,672	1,483	1,741	1,643	1,276	967
Trust income	774	888	865	928	883	865	1,060	1,289
Bank owned life insurance income	576	567	598	1,027	1,083	1,104	1,179	1,164
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	2,305	2,035	1,699	1,336	2,392	2,481	1,396	901
Other income from loss share and purchased non-covered loans, net	1,983	3,197	2,270	3,194	2,155	3,689	2,484	4,825
Gains (losses) on investment securities	1	402	-	55	156	-	-	4
Gains on sales of other assets	1,555	1,397	1,425	2,431	1,974	3,110	2,501	1,801
Gains on merger and acquisition transactions	-	-	-	2,403	-	-	1,061	-
Other	822	988	962	1,192	1,251	1,021	1,226	1,610
Total non-interest income	$13,810	$15,710	$14,491	$18,848	$16,357	$18,987	$18,000	$18,592

Non-interest Expense:
Salaries and employee benefits	$14,052	$14,574	$15,040	$15,362	$15,694	$15,294	$16,456	$17,381
Net occupancy expense	3,878	3,650	4,105	4,160	4,514	4,370	4,786	5,039
Other operating expenses	10,168	8,549	9,028	9,860	8,455	9,669	10,178	11,427
Amortization of intangibles	509	509	509	509	568	568	788	881
Total non-interest expense	$28,607	$27,282	$28,682	$29,891	$29,231	$29,901	$32,208	$34,728

Allowance for Loan and Lease Losses:
Balance at beginning of period	$39,169	$38,632	$38,862	$38,672	$38,738	$38,422	$39,373	$41,660
Net charge-offs	(3,613)	(2,825)	(3,270)	(2,467)	(3,044)	(1,715)	(1,531)	(1,578)
Provision for loan and lease losses	3,076	3,055	3,080	2,533	2,728	2,666	3,818	2,863
Balance at end of period	$38,632	$38,862	$38,672	$38,738	$38,422	$39,373	$41,660	$42,945

Selected Ratios:
Net interest margin - FTE*	5.98%	5.84%	5.97%	5.84%	5.83%	5.56%	5.55%	5.63%
Efficiency ratio	47.73	45.35	47.00	46.25	46.76	46.34	45.49	45.55
Net charge-offs to average loans and leases*(1)	0.44	0.18	0.32	0.28	0.19	0.11	0.09	0.12
Nonperforming loans and leases to total loans and leases(2)	0.60	0.49	0.43	0.43	0.40	0.66	0.41	0.33
Nonperforming assets to total assets(2)	0.76	0.63	0.59	0.57	0.50	0.66	0.47	0.43
Allowance for loan and lease losses to total loans and leases(2)	2.04	1.96	1.90	1.83	1.78	1.61	1.65	1.63
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(2)	0.83	0.74	0.61	0.73	0.56	0.74	0.54	0.45
*Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Quarters Ended December 31,						Years Ended December 31,
	2013			2012			2013			2012
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$1,028	$12	4.58%	$900	$3	1.30%	$1,108	$33	2.96%	$1,078	$8	0.74%
Investment securities:
Taxable	279,904	2,382	3.38	98,454	773	3.12	202,783	6,838	3.37	88,182	2,950	3.35
Tax-exempt – FTE	391,750	6,668	6.75	330,401	5,729	6.90	359,068	24,512	6.83	335,784	24,318	7.24
Loans and leases – FTE	2,618,101	35,676	5.41	2,061,609	30,126	5.81	2,362,827	129,470	5.48	1,962,699	115,132	5.87
Purchased non-covered loans	386,209	7,442	7.65	1,999	43	8.56	187,353	14,808	7.90	2,913	254	8.72
Covered loans	382,457	10,276	10.66	622,755	14,110	9.01	476,137	45,122	9.48	704,283	61,820	8.78
Total earning assets – FTE	4,059,449	62,456	6.10	3,116,118	50,784	6.48	3,589,276	220,783	6.15	3,094,939	204,482	6.61
Non-interest earning assets	723,455			702,343			679,067			684,892
Total assets	$4,782,904			$3,818,461			$4,268,343			$3,779,831

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$2,026,879	$1,052	0.21%	$1,634,983	$1,062	0.26%	$1,798,692	$3,636	0.20%	$1,579,909	$4,579	0.29%
Time deposits of $100,000 or more	465,222	280	0.24	327,313	328	0.40	390,894	1,108	0.28	351,002	1,867	0.53
Other time deposits	481,733	314	0.26	405,753	455	0.45	444,862	1,359	0.31	444,451	2,536	0.57
Total interest bearing deposits	2,973,834	1,646	0.22	2,368,049	1,845	0.31	2,634,448	6,103	0.23	2,375,362	8,982	0.38
Repurchase agreements with customers	50,365	10	0.08	32,245	7	0.09	39,056	31	0.08	34,776	47	0.13
Other borrowings	281,885	2,716	3.82	280,766	2,702	3.83	289,615	10,780	3.72	291,678	10,723	3.68
Subordinated debentures	64,950	430	2.63	64,950	450	2.75	64,950	1,720	2.65	64,950	1,848	2.85
Total interest bearing liabilities	3,371,034	4,802	0.57	2,746,010	5,004	0.72	3,028,069	18,634	0.62	2,766,766	21,600	0.78
Non-interest bearing liabilities:
Non-interest bearing deposits	754,025			527,160			639,521			492,299
Other non-interest bearing liabilities	38,840			57,795			38,653			58,746
Total liabilities	4,163,899			3,330,965			3,706,243			3,317,811
Common stockholders’ equity	615,532			484,062			558,642			458,595
Noncontrolling interest	3,473			3,434			3,458			3,425
Total liabilities and stockholders’ equity	$4,782,904			$3,818,461			$4,268,343			$3,779,831

Net interest income – FTE		$57,654			$45,780			$202,149			$182,882
Net interest margin – FTE			5.63%			5.84%			5.63%			5.91%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc. Calculation of the Ratio of Tangible Common Stockholders’ Equity to Tangible Total Assets Unaudited

	December 31,
	2013	2012
	(Dollars in thousands)

Total common stockholders’ equity before noncontrolling interest	$624,958	$507,664
Less: intangible assets	(19,158)	(11,827)

Total tangible common stockholders’ equity	$605,800	$495,837

Total assets	$4,787,068	$4,040,207
Less: intangible assets	(19,158)	(11,827)

Total tangible assets	$4,767,910	$4,028,380

Ratio of tangible common stockholders’ equity to total tangible assets	12.71%	12.31%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217